GOLDEN PATRIOT, CORP.

1979 Marcus Avenue, Suite 210

Lake Success, New York 11042

December 4, 2006

Trading Symbols:

GPTC--OTCBB

GPU-- Frankfurt Stock Exchange

Plan of Operations for Initial Drill Phase on Gold Prospect Being Prepared

Golden Patriot, Corp. ("Golden Patriot") (OTCBB: GPTC) (Frankfurt Stock Exchange: GPU) is extremely pleased to announce that Golden Patriot’s partner in the Debut Gold Property in Elko, Nevada has now received approval to move forward with the project.  The operator of the prospect is now moving forward with a plan of operations for the initial exploration phase on this project.  The initial exploration is expected to commence in the first quarter of 2007. Terms of the option agreement call for exploration expenditures of $1,000,000 CDN and all property payments over a period of 10 years to be paid by the optionee.

Mr. Brad Rudman, President of Golden Patriot stated, “This is a very positive event for Golden Patriot as our partner, who will be covering all of the costs of the exploration program, has now received approval to move forward on the gold prospect.  This will now enable Golden Patriot to possibly have multiple drill programs, both uranium and gold ongoing in the first quarter 2007.  Both uranium and gold have been trading near historic highs.  In addition we are in final negotiations with a European investor relations group that will hopefully coincide with the two drill programs.  ”

Golden Patriot is a junior exploration company that has active interests in both uranium and gold prospects.  To receive timely updates and information on any future developments as they occur please email us at info@goldenpatriotcorp.com.

Contact: Brad Rudman

Tel: 516-343-6990

www.goldenpatriotcorp.com

Disclaimer: This announcement may contain forward-looking statements which involve risks and uncertainties that include, among others, limited operating history, limited access to operating capital, factors detailed in the accuracy of geological and geophysical results including drilling and assay reports; the ability to close the acquisition of mineral exploration properties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information is included in Golden Patriot, Corp. filings with the Securities and Exchange Commission, and may be accessed through the SEC's web site at http://www.sec.gov.